Exhibit 10.2

Consent and Waiver

This Consent and Waiver, dated as of September 17, 2010, is entered into by U.S. Bank National Association (“U.S. Bank”), U.S. Bancorp Equipment Finance, Inc. — Technology Finance Group (“USB Equipment Finance”), and Overstock.com, Inc., a Delaware corporation (“Overstock”).

WHEREAS, U.S. Bank and Overstock are parties to a Financing Agreement dated as of December 22, 2009 (the “Financing Agreement”), as well as the “Loan Documents” as described in the Financing Agreement (the Financing Agreement and all of such Loan Documents being herein collectively called the “U.S. Bank Agreements”); and

WHEREAS, USB Equipment Finance and Borrower propose to enter into a Master Lease Agreement as well as a Financial Covenants Rider, a Schedule and other agreements, instruments or documents described in or contemplated by the Master Lease Agreement (such Master Lease Agreement, Financial Covenants Rider, Schedule and all such other agreements, instruments and documents being herein collectively called the “USB Equipment Finance Agreements”); and

WHEREAS, USB Equipment Finance and U.S. Bank are affiliates; and

WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to them in the U.S. Bank Agreements;

NOW, THEREFORE, the parties hereby agree as follows:

1.             Pursuant to Section 15.17 of the Financing Agreement, U.S. Bank hereby consents to Overstock’s execution, delivery and performance of its obligations under the USB Equipment Finance Agreements, and hereby waives each provision of each of the U.S. Bank Agreements (including, without limitation, Section 10.24 of the Financing Agreement) to the extent that any such provision might otherwise (a) prohibit or restrict Overstock from entering into or performing its obligations under any of the U.S. Bank Agreements, or (b) result in any breach of or Default or Event of Default under any provision of any of the U. S. Bank Agreements, or (c) require Overstock to make any payment to U.S. Bank or (d) require Overstock to take any other action or refrain from taking any other action under any provision of any of the U.S. Bank Agreements.

2.             Overstock has advised USB Equipment Finance and U.S. Bank that Overstock intends to use some or all of the proceeds of the financing contemplated by the USB Equipment Finance Agreements to attempt to repurchase, redeem, defease or otherwise acquire or reaquire for value a portion of its outstanding convertible senior notes due 2011, and USB Equipment Finance and U.S. Bank each hereby consent to Overstock’s intended use of some or all of the proceeds of the financing contemplated by the USB Equipment Finance Agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Consent and Waiver to be executed and delivered by their respective duly authorized officers as of the date first written above.

OVERSTOCK.COM, INC.

By:	/s/ Stephen J. Chesnut
Stephen J. Chesnut
Senior Vice President, Finance and Risk Management

U. S. BANK NATIONAL ASSOCIATION

By:	/s/ Ronald Giblin
Name:	Ronald Giblin
Title:	Vice President

U. S. BANCORP EQUIPMENT FINANCE, INC. — TECHNOLOGY FINANCE GROUP

By:	/s/ Kathie Russell
Name:	Kathie Russell
Title:	Vice President